EXHIBIT 23



              CONSENT OF ERNST & YOUNG L.L.P.

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the American General Agents' and Managers' Thrift Plan (Plan) of our reports (a) dated February 12, 1996, with respect to the consolidated financial statements of American General
Corporation (AGC) incorporated by reference in its Annual
Report on Form 10-K, (b) dated March 20, 1996 (Exhibit 23), with respect to the financial statement schedules of AGC included in its Annual Report on Form 10-K, and (c) dated
May 31, 1996, with respect to the financial statements and schedules of the Plan included in the Plan's Annual Report on Form 11-K, each for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                           ERNST & YOUNG L.L.P.



Houston, Texas
October 3, 1996